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                                                                   Exhibit 10.13

                                CACHEFLOW INC.


October 10, 2000



John Scharber

                             Employment Agreement
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Dear John:

         On behalf of CacheFlow Inc. ("Company" or "CacheFlow"), I am pleased to offer you employment with the Company on the terms set forth below.

         1.    Position. You will be employed by Company effective as of the
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closing of a business combination transaction ("Merger") between CacheFlow and the Company pursuant to which Merger Sub will merge with and into the Company (the "Commencement Date") and continuing thereafter until termination pursuant to Section 6. You will report directly to the Vice President of Engineering. You will be expected to devote your full working time and attention to the business of Company, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Company. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

         2.    Base Salary/Bonus. Your initial base monthly salary will be
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$195,000, payable in accordance with Company's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed by the Compensation Committee of the Board of Directors effective twelve months from the Commencement Date and from time to time thereafter, and adjusted in the discretion of the Compensation Committee. You will be eligible for bonuses typically available to employees in comparable positions.

         3.    CacheFlow Option. Subject to the approval of the Compensation
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Committee of the Company's Board of Directors, and on or after the date of the closing of the Merger, you will be granted an option to purchase 100,000 shares of the Company's Common Stock (the "CacheFlow Option"). The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Incentive Plan or 2000 Supplemental Stock Option Plan, as described in the applicable Plan and the applicable stock option agreement. The option will become exercisable and vest in twelve equal monthly increments for each monthly anniversary following the Commencement Date that you are continuously employed with the Company.

         4.    Pre-existing Shares. Prior to the Merger, you hold vested and
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unvested shares of Entera. In connection with the Merger and in exchange for the
Entera shares you own as of the date of the Merger, you will receive CacheFlow shares in accordance with the terms of the Merger Agreement ("Pre-existing Shares") subject to equally proportionate vesting and at an equivalent rate to that which was applicable to your Entera shares. As a result of this Agreement, you hereby agree that 25% of your vested Pre-existing Shares shall become unvested and subject to repurchase by the Company. Such newly unvested shares shall vest in six equal monthly increments for each monthly anniversary following the Commencement Date that you are continuously employed with the Company. Should your employment with the Company terminate prior to your completion of six continuous months of employment, then the Company shall have the right to repurchase 1/6/th/ of the newly unvested shares for each full month not completed at a price equal to the price you paid for such shares, adjusted by the exchange ratio applicable in the Merger. The Company shall have 90 days in which to effect the repurchase of any unvested shares
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pursuant to the preceding sentence. All other unvested Pre-existing Shares shall vest in accordance with their original vesting schedule.

         5.    Other Benefits. You will be eligible for the normal vacation,
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health insurance, 401(k), employee stock purchase plan and other benefits offered to all similarly-situated Company employees. For purposes of determining Service under such plans you will receive credit for your service with Entera to the extent permissible under such plans.

         6.    Employment and Termination. Employment with the Company is for no
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specific period of time. Your employment with the Company will be "at will,"
meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

               7.   Definitions. "Cause" means the commission of an act of
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theft, embezzlement, fraud, dishonesty, gross misconduct or a breach of fiduciary duty to the Company or a Company or Subsidiary of the Company. "Involuntary Termination" means your resignation due to a material reduction in the scope of your duties or responsibilities, a reduction in your salary or target bonus, or you are required to move your principal place of work outside Santa Clara, San Mateo or San Francisco counties, California. "Termination for Death or Disability" means the automatic termination of your employment upon your death or upon your disability as determined by the Board of Directors; provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

               8.   Separation Benefits. Upon termination of your employment
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with Company for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Company's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

               (a) In the event of your voluntary termination or termination by the Company for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of stock or options or any other benefits beyond those provided in the first sentence of paragraph 8. Notwithstanding the foregoing, if your employment is terminated by you or the Company for any reason on or after six months of continuous employment with CacheFlow, all of your unvested Pre-existing shares under paragraph 3 herein shall become fully and immediately vested, and, if applicable, exercisable.

               (b) In the event of the termination of your employment by CacheFlow without Cause or your Termination for Death or Disability, (i) you or your heirs, as applicable, will be entitled to a severance payment equal to six months of your current annual base salary (less applicable deductions and withholdings) payable in accordance with the Company's normal payroll practice beginning after the effective date of your termination; and (ii) all your stock of the Company (including any subject to an option to purchase) other than the CacheFlow Option referred to in Section 3 above shall become fully and immediately vested and, if applicable, exercisable by you or your heirs, as applicable. You shall not be entitled to any severance payments or acceleration of vesting pursuant to the foregoing unless you (i) have executed a general release of all claims (in a form prescribed by CacheFlow) and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

               In the event of your Involuntary Termination, all of your stock in the Company (including any subject to an option to purchase) other than the CacheFlow Option referred to in Section 3 above shall become fully and immediately vested and, if applicable, exercisable. You shall not be entitled to any acceleration of vesting unless you (1) have executed a general release of all claims (in a form prescribed by CacheFlow) and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

               (c) No payments due you hereunder shall be subject to mitigation or offset.
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         9.    Indemnification Agreement. Upon your commencement of employment
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with Company, Company will enter into its standard form of indemnification agreement for officers and directors, a copy of which is attached to this letter as Exhibit , to indemnify you against certain liabilities you may incur as an
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officer or director of Company.

         10.   Confidential Information and Invention Assignment Agreement.
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Upon your commencement of employment with Company, you will be required to sign its standard form of you Agreement, a copy of which is attached to this letter as Exhibit , to protect Company's confidential information and intellectual
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property.

         11.   Noncompete/Nonsolicitation.
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         General Terms. This Agreement is entered into in connection with
CacheFlow's purchase from Entera of all of the issued and outstanding capital stock of Entera. The parties acknowledge that it would be detrimental to CacheFlow if you were to compete with CacheFlow within a specified period of time in any part of the Business (as defined below) following the closing of the Merger. The parties further understand and agree that you were a stockholder of Entera prior to the closing; a key and significant employee of Entera prior to the closing; and that, as of the closing, CacheFlow paid you consideration in order to acquire your stock interest in Entera. In addition, the parties agree that, prior to the Effective Date, Entera was engaged in business in each of the fifty states of the United States and in the rest of North America, Europe, Asia, South America, Africa and Australia. (This shall hereafter be referred to as the "Geographic Region.") The parties further agree that CacheFlow, following the closing, will continue conducting such business in all parts of the Geographic Region. As a result of the foregoing, the parties expressly understand and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of California law, including but not limited to Section 16601 of the California Business and Professions Code.

         Non-Competition during Employment. You agree that during your employment with CacheFlow, you will not engage in any other employment, business, or consulting activity unless you receive CacheFlow's prior written approval to hold such outside employment or engage in such business or consulting activity.

         Non-Competition Following Termination of Employment. For purposes of this Section 11, the Restricted Period shall mean twelve (12) months following termination of your employment. During the Restricted Period, you shall not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly:

               Participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the business of Entera at the time of this Agreement or any area of business for which you are directly responsible while employed at CacheFlow (the "Business") in the Geographic Region; or

               Permit your name to be used in connection with the Business: or

               Own, directly or indirectly, solely as an investment, greater than one percent (1%) of any class of "publicly traded securities" of any person or entity that owns a business that relates to the Business. For the purposes of this paragraph, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq.

         Non-Solicitation. During the period commencing on the Commencement Date and continuing until the first anniversary of the date when your employment terminates, you shall not directly or indirectly, personally or through others, induce, encourage, hire or solicit (on your own behalf or on behalf of any other person or entity) any employee or consultant of CacheFlow.
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         Savings Clause. If any restriction set forth in Section 11 herein is held to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to the minimum extent necessary to render such prohibition enforceable.

         12.   Arbitration. The parties agree that any dispute regarding the
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interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. Any arbitration should be conducted in Santa Clara County, California.

         13.   Miscellaneous.
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               (a)  Authority to Enter into Agreement. Company represents that
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its President and CEO has due authority to execute and deliver this agreement on behalf of Company.

               (b)  Absence of Conflicts. You represent that upon the
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Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

               (c)  Successors. This agreement is binding on and may be enforced
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by Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Company's obligations under this agreement.

               (d)  Notices. Notices under this agreement must be in writing and
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will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Company in writing. Notices to Company will be addressed to its General Counsel at Company's corporate headquarters.

               (e)  Waiver. No provision of this agreement will be modified or
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waived except in writing signed by you and an officer of Company duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

               (f)  Entire Agreement. This agreement, including the attached
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exhibits, and such other agreements expressly referred to herein, including the applicable stock option plan, option agreement and related documents and restricted stock purchase agreement and related documents represent the entire agreement between us concerning the subject matter of your employment by Company. To the extent of any conflict between the provision of this agreement and other agreements referred to in the preceding sentence, the terms of this agreement shall control.
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               (g)  Governing Law. This agreement will be governed by the laws
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of the State of California without reference to conflict of laws provisions.

               (h)  Severability. If any portion of this agreement shall be
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determined to be unenforceable, the remaining provisions of this agreement shall remain in force.

          John, we are very pleased to extend this offer of employment to you and look forward to your joining Company. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.


Very truly yours,                             Accepted October __, 2000:

/s/ Brian NeSmith                             /s/ John Scharber
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Brian NeSmith                                       John Scharber
President and CEO
CacheFlow Inc.